UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2005

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory note:

This Amendment No. 1 on Form 8-K/A is filed solely to amend the disclosures in the Form 8-K filed by Axesstel, Inc. (“Axesstel”) on December 6, 2005 (the “Initial Filing”) to: (i) include in Item 1.01 the entry into a material agreement between Axesstel and Roland A. Van der Meer, and (ii) revise Item 5.02(d) to reflect that Mr. Van der Meer will not receive stock or cash compensation for his services as a director. The other information disclosed in the Initial Filing remains unchanged and is not amended hereby.

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 5, 2005, we entered into indemnification agreements with Scott Fox and Roland A. Van der Meer following their election to serve on our board of directors. We have previously entered into similar agreements with our other directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance, subject to certain limitations. The indemnification agreements also provide, in certain circumstances, for a contribution payment to the officer or director even if he is not otherwise entitled to indemnification. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) In consideration of his services as a member of our board, Mr. Fox will receive 45,000 restricted shares of our common stock, vesting one-third upon grant and one-third upon each of the first and second anniversaries of his appointment to the board. Additionally, Mr. Fox will receive cash compensation paid to our non-employee directors, which is currently $7,500 per calendar quarter. Mr. Van der Meer will receive no stock or cash compensation for his board services.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Vice President of Finance and Controller

Date: December 8, 2005